Exhibit 10.1

EXECUTION VERSION

THIRD AMENDMENT AND WAIVER

TO

SECOND-LIEN TERM LOAN

CREDIT AGREEMENT

THIS THIRD AMENDMENT AND WAIVER TO SECOND-LIEN TERM LOAN CREDIT AGREEMENT (the “Third Amendment”) is entered into effective as of September 14, 2011, by and among Global Aviation Holdings Inc., a Delaware corporation (“Parent”), North American Airlines, Inc., a Delaware corporation (“NAA”), and World Airways, Inc., a Delaware corporation (“WAI” and, together with the Parent and NAA, the “Borrowers” and each a “Borrower”), the Guarantors (“Guarantors”) and the Lenders (“Lenders”) party to the Credit Agreement described below and Wells Fargo Bank, National Association (the “Agent”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, Borrowers, Guarantors, Lenders, Administrative Agent and Collateral Agent heretofore entered into that certain Second-Lien Term Loan Credit Agreement, dated as of September 29, 2009 (the “Original Credit Agreement”), as amended by that certain First Amendment to Second-Lien Term Loan Credit Agreement dated as of August 30, 2010, and that certain Second Amendment to Second-Lien Term Loan Credit Agreement dated as of March 29, 2011 (such amendments, together with the Original Credit Agreement, the “Credit Agreement”) pursuant to which Lenders made a loan to Borrowers in the aggregate principal amount of $72,500,000 (the “Loan”) subject to and upon terms, covenants and conditions contained therein; and

WHEREAS, the parties hereto now desire to amend the Credit Agreement in certain respects and to waive certain covenants as set forth below.

NOW, THEREFORE, in consideration of these premises, the promises, mutual covenants and agreements contained in this Third Amendment, and fully intending to be legally bound by this Third Amendment, the parties hereto hereby agree as follows:

1.                                       Definitions.

Unless otherwise specifically defined herein, all defined terms used in this Third Amendment shall have their respective meanings set forth in the Credit Agreement.

2.                                       Waivers.

Compliance with Section 5.15 of the Credit Agreement which requires that Parent’s Consolidated Cash Flow for all Test Periods after the financial quarter of Parent ending June 30, 2010 exceed $50,000,000 is hereby waived solely with respect to the fiscal quarters of Parent ending September 30, 2011 and December 31, 2011.

3.                                       Amendments.

a.                                       Article I, Definitions, is hereby amended by inserting the following definition immediately after the definition of “Test Period:”

“Third Amendment Effective Date” means September 14, 2011.

b.                                      Article II, The Credits, is hereby amended as follows:  (i) by inserting a new Section 2.05(d) to read as follows:

“Section 2.05(d)           Exit Fee.  The Borrowers jointly and severally agree to pay to the Administrative Agent, for the ratable benefit of the Lenders, an exit fee in the amount of $6,000,000 (the “Exit Fee”) upon the earliest to occur of (i) the Final Maturity Date, (ii) the payment in full of the Loans prior to the Final Maturity Date or (iii) the acceleration of the Loans in accordance with Section 7.01; provided, that the Exit Fee shall in no event be payable until all Obligations in respect of the First Lien Notes have been paid in full in cash, and the Lenders agree to pay over to the Trustee for the First Lien Notes for the benefit of the holders of such Obligations any amount received by them in respect of the Exit Fee in any insolvency proceeding (or otherwise) to the extent such Obligations have not then been paid in full in cash.

and (ii) by inserting a new Section 2.14 to read as follows:

“Section 2.14.                       Payment of PIK Interest during Waiver Effectiveness Period.  Notwithstanding any other provision of the Loan Documents, the Borrowers shall not make any cash payment in respect of interest including, without limitation, the interest payments due September 30, 2011 and March 31, 2012, or principal on the Loans during the period commencing on the Third Amendment Effective Date and continuing through the next business day after March 31, 2012.  Interest payments due during such period shall be paid in kind by capitalizing such interest and adding it to the aggregate principal amount of the Loans of each Lender on a pro rata basis, on the relevant Interest Payment Date.  Any interest capitalized in accordance with the preceding sentence shall thereafter bear interest as a Loan in accordance with Section 2.06 of this Agreement and shall be evidenced by one or more promissory notes.”

c.                                       Article V, Covenants, is hereby amended by inserting a new Section 5.26 to read as follows:

“Section 5.26.                       Additional Covenants.

(a)                                  During the period ending March 31, 2012, without the consent of the Lenders, Borrowers shall not directly or indirectly, or direct or permit any of their Subsidiaries to, make any payment (other their own fees and expenses) in respect of any material litigation pending against any of the Borrowers.”

(b)                                 No later than October 15, 2011, Parent shall demonstrate to the reasonable satisfaction of the Lenders that it has achieved a reduction (not including any reduction by virtue of any aircraft returned to the relevant lessor) resulting in annual aircraft lease expense by restructuring above-market leases to rates resulting in aggregate annualized cost reductions of at least $18 million for each of calendar years 2012 and 2013 compared to current costs for such leases.

(c)                                  No later than March 31, 2012, Borrowers shall demonstrate to the reasonable satisfaction of the Lenders that Borrowers expect to be in compliance with Section 5.15 of the Credit Agreement for the reporting period ending March 31, 2012.

d.                                      Article VII, Events of Default, is hereby amended (i) by deleting the reference to “Section 5.02(b)(i), 5.05, 5.10 or 5.22” in Section 7.01(d) and replacing it with “Section 5.02(b)(i), 5.05, 5.10, 5.22, 5.26(a) or 5.26(c)” and (ii) by deleting the reference to “Section 5.01, 5.02, 5.06, 5.07, 5.09, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.19, 5.20, 5.21, 5.23 or 5.24” in Section 7.01(e) and replacing it with “Section 5.01, 5.02, 5.06, 5.07, 5.09, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.19, 5.20, 5.21, 5.23, 5.24 or 5.26(b)”.

4.                                       Representations and Warranties of the Borrowers.

Borrowers represent and warrant to the Lenders and the Agent (both before and after giving effect to this Third Amendment) that:

a.                                       Each of the Borrowers has the corporate power and authority, and the legal right, to execute, deliver and perform this Third Amendment.

b.                                      Each of the Borrowers has taken all necessary corporate action to authorize the execution, delivery and performance of this Third Amendment.

c.                                       No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with this Third Amendment or the execution, delivery, performance, validity or enforceability of this Third Amendment, or the performance, validity or enforceability of the Credit Agreement except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect.

d.                                      This Third Amendment has been duly executed and delivered on behalf of the Borrowers.  This Third Amendment and the Credit Agreement as amended and supplemented thereby constitute the legal, valid and binding obligations of the Borrowers and are enforceable against the Borrowers in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

e.                                       Subject to the effectiveness of the waivers in Section 2 hereof, and the amendments in Section 3 hereof, neither an Event of Default, as defined in the Credit Agreement, nor any event which with the lapse of time or notice or both could become an Event of Default, has occurred and is continuing as of the date hereof.

f.                                         Neither the execution, delivery or performance by any Borrower of the Third Amendment nor the consummation of any transactions contemplated therein will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any Person (other than consents already obtained and in full force and effect) under, or result in the imposition of (or the obligation to create) a Lien on any assets of any Borrower (except for existing Liens pursuant to the Collateral Agreements and the Senior Note Documents) under or pursuant to the Organizational Documents of such Borrower, any Federal, state, local or foreign statute, law (including, without limitation, common law) or ordinance, or any judgment, decree, rule, regulation or order of any Governmental Authority application to such Borrower or any of its properties or any Applicable Agreement, except for such conflicts, violations, breaches, defaults, lack of any consents or imposition of Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Entry by the Borrowers into and performance by the Borrowers of the Third Amendment will not result in a default under any Senior Note Document.

g.                                      Each of the representations and warranties set forth in Article III of the Credit Agreement is true and correct as of the date hereof in all material respects, except (i) any such representations and warranties which explicitly relate to an earlier date, which such representations and warranties were true and correct as of such date in all material respects and (ii) as disclosed in any filings by Parent with the Commission or any reports delivered by the Parent pursuant to Section 5.01 of the Credit Agreement.

5.                                       Effectiveness.

a.                                       Except to the extent specifically amended and supplemented hereby, all of the terms, conditions and provisions of the Credit Agreement, as amended, shall remain unmodified, and the Credit Agreement, as amended and supplemented by this Third Amendment, is confirmed as being in full force and effect.  By its signature below, each Guarantor hereby acknowledges its receipt of a copy of this Third Amendment and consents to the terms and conditions hereof and the transactions contemplated hereby. Each Guarantor hereby further (i) affirms and confirms its guarantees, indemnification obligations and other commitments and obligations under the Credit Agreement and (ii) agrees that Article VI of the Credit Agreement and all guarantees and other commitments and obligations shall continue to be in full force and effect following the effectiveness of the Third Amendment.

b.                                      All references to the Credit Agreement herein or in any other document or instrument between or among any of the parties hereto shall hereafter be construed to be references to the Credit Agreement as modified by this Third Amendment.  This Third Amendment shall be and shall be deemed to be a “Loan Document” for all purposes under the Credit Agreement.

c.                                       The Administrative Agent and Collateral Agent are hereby directed by the Lenders to enter into and execute this Amendment.

d.                                      The effective date of this Third Amendment (the “Third Amendment Effective Date”) shall be September 14, 2011; provided that the Third Supplemental Indenture in the form attached hereto as Exhibit A shall have been executed by all relevant parties and shall have become effective contemporaneously with this Third Amendment.

6.                                       Counterparts.

This Third Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which constitute one instrument. In making proof of this Third Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.  Delivery of an executed counterpart of this Third Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart hereof.

7.                                       Notice of Final Agreement.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

8.                                       Conflict.

In the event of a conflict between the terms of the Credit Agreement as modified by this Third Amendment and the terms of the Intercreditor Agreement, the terms contained in the Credit Agreement as modified by this Third Amendment shall control.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date and year first above written.

BORROWERS:	GLOBAL AVIATION HOLDINGS, INC.
NORTH AMERICAN AIRLINES, INC.
WORLD AIRWAYS, INC.

	By:	/s/ Brian S. Gillman
	Name:	Brian S. Gillman
	Title:	Sr. Vice President, General Counsel & Secretary

GUARANTORS:	NEW ATA INVESTMENT INC.
NEW ATA ACQUISITION INC.
WORLD AIR HOLDINGS, INC.
WORLD AIRWAYS PARTS COMPANY, LLC
GLOBAL AVIATION VENTURES SPV LLC
GLOBAL SHARED SERVICES, INC.

	By:	/s/ Brian S. Gillman
	Name:	Brian S. Gillman
	Title:	Sr. Vice President, General Counsel & Secretary

1

COLLATERAL AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent

	By:	/s/ David Bergstrom
	Name:	David Bergstrom
	Title:	Vice President

2

LENDERS:	BLACKSTONE / GSO CAPITAL SOLUTIONS FUND LP, by GSO Capital Partners, LP, as investment manager, as a Lender

	By:	/s/ Jason G. New
	Name:	Jason G. New
	Title:	Senior Managing Director

BLACKSTONE / GSO CAPITAL SOLUTIONS OVERSEAS MASTER FUND L.P., by Blackstone / GSO Capital Solutions Overseas Associates LLC, as a Lender

	By:	/s/ Jason G. New
	Name:	Jason G. New
	Title:	Senior Managing Director

3